CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 28, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Reports to Shareholders of AMG Managers Special Equity Fund (formerly Managers Special Equity Fund), AMG Managers Bond Fund (formerly Managers Bond Fund), and AMG Managers Global Income Opportunity Fund (formerly Managers Global Income Opportunity Fund), three of the series constituting AMG Funds III (formerly The Managers Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 25, 2014